Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents

KRA—Q4 2009 KRATON Polymers LLC Earnings Conference Call

Event Date/Time: Mar. 04. 2010 / 2:00PM GMT

THOMSON REUTERS

Presentation:

Operator

Welcome and thank you for standing by for the fourth-quarter and full-year ended December 31, 2009 earnings call. At this time, all participants are on a listen-only mode. (Operator Instructions). Today’s conference is being recorded. If you have objections, you may disconnect at this time. Now, I will turn the meeting over to Steve Tremblay, Chief Financial Officer. Thank you sir, you may begin.

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Thank you, operator, and good morning. Welcome to Kraton Performance Polymers’ fourth-quarter 2009 earnings call. Prior to turning the call over to Kevin, I wanted to refer you to the disclaimers on forward-looking information as well as the use of non-GAAP measures. During today’s call, we will make certain comments that are not statements of historical fact and thus constitute forward-looking statements. Investors are cautioned that there are risks, uncertainties and other factors that may cause Kraton’s actual performance to be significantly different from the expectations stated or implied by any comments we make today. As regards to use of non-GAAP measures, a reconciliation of EBITDA and adjusted EBITDA was provided in the earnings release that was posted last evening and will also be included in the material we will discuss today.

With that, let me introduce Kevin Fogarty, Kraton Performance Polymers’ President and Chief Executive Officer. Joining us by phone is our Chief Operating Officer, David Bradley.

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Thank you, Steve. Before I begin reviewing Kraton’s performance in 2009, I would like to welcome our new shareholders to the call. It is possible that Steve, Lothar Freund, our VP of Research and Development, and I met with many of you on the roadshow. We look forward in meeting and talking with you, all of you, in the months to come. Today, we will certainly talk about the positive impact the IPO has had on our capital structure, but I do want to begin by saying welcome to all our new investors.

As everyone is well aware, 2009 was a challenging year for many industries and companies, and Kraton was not immune from the effects of the economic slowdown. I’m pleased to say, however, that not only do we weather the downturn, we created significant operating leverage that has us well-positioned to succeed in 2010 and beyond. I would like to highlight some of these successes for you now. First, volumes continue to recover as we experienced year-on-year growth of 16% in the fourth quarter of 2009. We expanded core margins year-on-year. We achieved sales and production records for Isoprene Rubber Latex. We successfully executed an

Initial Public Offering of Kraton Performance polymers Inc. and began trading on December 17 under the New York Stock Exchange symbol KRA. The IPO raised $138 million in net proceeds, all of which were distributed to the Company. We increased the size of our revolving credit agreement and extended the maturity for May 2011 to May 2013. We completed a global SAP/ERP implementation on time and on budget. We opened a new state-of-the-art innovation center in Houston. We reorganized our Commercial team centering it around innovation-led market development priorities. We achieved cost savings of $17 million, which was $7 million above our target. Finally, we shut down our Pernis, The Netherlands, Isoprene Rubber plant which will save us $12 million of operating costs in 2010.

As you can see, much was accomplished in a difficult environment. Our goal at the end of 2008 was not only to survive whatever the full impact of the economic downturn would have on our business, but more importantly to make the right decisions, focus on the right priorities and, as the market leader, be disciplined in consistently applying our price-right strategy all to ensure that, when recovery does or now we can say did occur, we would be extremely well positioned by virtue of the operating leverage we have thus created.

Moving to the 2009 financial highlights, we are encouraged by the continuing positive volume momentum that we noted in our third quarter. Volume bottomed out in the first quarter 2009 and has progressively improved versus prior-year same period in each subsequent quarter with fourth-quarter volume fully 16% above fourth quarter 2008. For the full year, volume was 260 kt as compared to 313 kt.

Looking at sales revenue, you see a steady increase from the first quarter to third and then a slight decline in the fourth quarter attributable to the seasonal decline in Paving and Roofing volumes. Our Adhesive Seals and Coatings, Advanced Materials and Emerging Business end uses all achieved revenue growth in the fourth quarter of 2009 versus the fourth quarter of ‘08. While fourth-quarter sales volume was below third quarter’s, which is normal, it is notable that revenue in the fourth quarter was actually higher than the second quarter’s revenues despite 10 kt of lower sales volume driven by our continued focus on smart pricing. Moving to the bottom of the slide, we show our adjusted EBITDA in each of the four quarters of 2009. To achieve — to arrive at adjusted EBITDA, we have eliminated sponsor fees, restructuring and related charges, non-cash items, and a gain on the extinguishment of a portion of our 8 1/8 notes. Adjusted EBITDA improved steadily in the second and third quarters from the first-quarter low. The fourth quarter’s adjusted EBITDA of $35 million improved 23% from the fourth quarter of ‘08. Adjusted EBITDA margin percent improved 170 basis points in the fourth quarter of 2009 as compared to the fourth quarter of ‘08.

Turning now to sales revenue performance and recent trends in our end use markets, Adhesive, Seals and Coatings, Advanced Materials and Paving and Roofing all experienced lower total sales growth in 2009 as compared to 2008. The overwhelming driver of course of this lower year-on-year performance was the global economic downturn which began to impact Kraton late in 2008.

Looking specifically at fourth-quarter results, we see obvious signs for optimism in our Adhesive, Seals and Coatings and Advanced Materials end uses, as both grew sales volume in the fourth quarter of 2009 as compared to the same period of ‘08. Of significance for Adhesives,

Seals and Coatings in the fourth quarter, we saw demand accelerate for non-woven adhesive applications and from our commercial and specialty tape customers. It is also noteworthy that typical year-end destocking for this end use did not occur in 2009.

Moving to fourth-quarter trends for Advanced Materials, we saw demand from our consumer electronics and personal care customers strengthen as we witnessed reinvigorated interest from our customers on innovation initiatives that were stalled due to economic uncertainties in ‘09.

The global economic recession and uncertainties surrounding funding of the highly anticipated government stimulus package weighed heavily on demand for P&R, or Paving and Roofing, throughout 2009. Recall our Paving and Roofing end use is approximately equally split between paving infrastructure and roofing, primarily commercial applications. While those markets have the potential for recovery in 2010, drivers for each are quite different. Paving of course, whether in the US, Europe or in the developing economies we serve, is driven by government spending. Our strategy, as many of you know, is to address government funding shortfalls and asphalt supply constraints via innovation solutions. Roofing recovery will be driven by return of commercial construction spending and the release of pent-up demand in the case of replacement roofs. Given how low roofing sales were in 2009, the good news is even modest recovery should flow to our bottom line.

On the next slide, innovation-led top line growth, we highlight Emerging Business end use — our one end use that grew year-on-year, which is predominately composed today of our IR latex business. Customer demand for these products continues to grow as thee demand was fairly resilient to growth global economic conditions. This end use is experiencing and is expected to continue to experience attractive growth requiring us to develop additional capacity options and proceeds from our IPO will be directed to this strategic need. We have specific plans in 2010 to expand our IR latex production capacity at our Paulinia, Brazil plant. We will begin to invest, in 2010, to replace the Pernis Isoprene Rubber capacity with new capacity at our Belpre, Ohio manufacturing facility to be completed by the first half of 2011.

Moving to the bottom of the slide, you can see that, in 2009, we experienced what we firmly believe to be a challenging yet temporary setback in achieving our innovation vision of 20/20. This measure, for those of you are not familiar, may target 20% of our revenue to be attributable to products commercialized within the past five years and for those innovation sales to yield margins at least 20% above base product margins. This goal is critical to achieving the growth and margin targets we have set for ourselves.

While the global economic downturn we believe caused many of our innovation customers to pull back on their development activities in 2009, we had many important innovation accomplishments ourselves in ‘09. For example, in addition to the previously mentioned growth and success in our emerging markets end use due primarily to our innovation product, IR Latex, we announced advancements in our technology platforms targeting PVC replacement in cable and cable and in medical and food applications. Additionally, we achieved significant technology development milestones related to Nexar polymers for high-end membranes; highly modified, or HiMA, road construction; slush molding for end use — excuse me, for high end automobile dashboards; and finally advancements in products that we believe will serve oil field service markets in their quest to tap oil and gas reserves more efficiently.

Many companies who faced the economic headwinds that existed in 2009 may have cut back both their commitment to or investment in R&D or market development. Not Kraton. We’re convinced both of these fundamental capabilities have been and will continue to be the foundation of our success. In fact, in 2009, we actually enhanced both such capabilities via creation of a separately managed market development organization under the leadership of one of our most talented well-respected veteran commercial leaders. In the coming months and years, we look forward to sharing with you our successes.

The next slide highlights our achieved (technical difficulty) productivity in 2009. Once again, we’re very proud of our decision to continue to invest in the future of our company in spite of the economic uncertainties that were facing us 1.5 years ago. In 2009, we flawlessly executed a record $53 million capital plan. We completed a global ERP project on time and on budget and in less than 12 months. The new ERP system, which replaces numerous inefficient legacy systems, provides us with a global platform that will allow us to capture additional cost reduction and efficiency-driven consolidations while preserving our leading customer service capabilities.

We also completed Phase 1 of a digital control system upgrade at our flagship Belpre, Ohio manufacturing facility. This project will provide us manufacturing flexibility and allows us to more efficiently deliver high-quality products to our customers. Phase 2 of the project is currently underway.

We also completed the shutdown and commissioning of our Pernis, The Netherlands, Isoprene Rubber production plant. The shutdown will yield $12 million in savings in 2010. The $10 million cost achieve these savings were accrued in the third quarter of 2009. In anticipation of the shutdown, we built ample supply of Isoprene Rubber inventory to ensure we have raw materials to supply our IR Latex business in advance of the commissioning of new IR production capacity again expected to occur early in 2011.

Finally, during the course of 2009, we achieved $17 million of “cost-outs,” which exceeded our target by $7 million. While most of these actions were initiated over 1.5 years ago in a very difficult economic environment, we today we can look back and recognize both the necessity of the actions and the benefits which are now contributing to the operational leverage created for Kraton.

I will now turn the call over back to Steve who will discuss our financial performance in more detail.

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Thanks Kevin. Following this (technical difficulty) our additional analytics around revenue and adjusted EBITDA for the fourth quarter and the full year of 2009, but I thought it would make a couple of points here before we proceed.

First, we leveraged the additional sales volume and lower costs in our fourth quarter, thereby expanding gross margin from 21% in Q4 2008 to 21% — in Q4 2008 to 24% in Q4 2009. Moving down to R&D and SG&A, you note R&D spending continues to be approximately 2% of total revenues with a decline in R&D costs on a full-year basis reflecting the 2008 realignment of our research and technical service organization. This initiative resulted in a one-time charge in 2008 of $2.4 million and is presently yielding ongoing cost savings of $3 million per annum. SG&A expenses amounted to 8% of full-year revenue in both 2009 and 2008. The $22 million decline on a full-year basis was largely due to lower incentive compensation and lower restructuring costs. I want to call out that the increase in depreciation and amortization expense in the quarter and the full year was a result of accelerating depreciation of the assets that were located at our Pernis facility which we exited on December 31, 2010.

We generally expect our book tax rate to be approximately 20%. On a full-year basis, there is an extra $1 million of additional tax benefit in the P&L compared to a 20% expectation, which was entirely the result of a change in the mix of earnings within our foreign jurisdictions.

As a result, earnings per share in the fourth quarter was a loss of $0.07 per share. However, excluding the EBITDA adjustments that Kevin mentioned earlier, sponsor fees, restructuring and related charges and certain non-cash charges in the quarter which aggregate $3.1 million all taking place in the United States where we have net operating losses to shield them, our earnings per share in the quarter would have been $0.07 positive.1

Relative to our operating income, let me take you through the drivers for the changes in our fourth quarter and then on a full-year basis. Total operating revenue amounted to $251 million in the fourth quarter of 2009. The 8 kt increase in sales volume in the fourth quarter drove a $41 million increase in operating revenue. On a revenue per ton basis, price was down the equivalent of $41 million, largely reflecting changes in raw material costs. Finally, the weaker dollar in Q4 2009 resulted in an increase in operating revenue of $15 million.

Moving down to the bottom of the slide, total operating revenue amounted to $968 million in 2009. The volume increase, 53 kt that Kevin mentioned earlier, drove $169 million of the decrease in operating revenue. The change of revenue per ton resulted in a year-over-year decline in revenue of $59 million and, again, driven largely by changes in raw material costs.

As a reminder again, adjusted EBITDA excludes sponsor fees and certain other restructuring and other non-cash items in 2009’s first and second quarter as well as full-year, $24 million gain on extinguishment of debt, so we have carved that out for purposes of this presentation. In addition to the comments we made with respect to the period-over-period changes in revenue, I wanted to highlight some of the cost drivers. First, turnover costs or of course scheduled major maintenance in both the quarter and the full year were above normal, as we were required by regulatory authorities to complete once every six year turnarounds at our facilities in Berre, France, and Wesseling, Germany. In addition, as I mentioned earlier, the change in R&D and SG&A is largely the result of the lower incentive comp costs year-on-year. As a result, adjusted

[1]

Adjusted earnings per share excludes sponsor fees, restructuring and related charges and other non-cash expenses aggregating (collectively, “Certain Items) $3,094,000 in the fourth quarter of 2009. A reconciliation of adjusted earnings per share to earnings per share calculated in accordance with GAAP follows ($ in thousands):

	As Reported	Certain Items	Adjusted
Income (Loss) Before Income taxes	$(2,398)	$3,094	$696
Income tax (benefit)	(882)	—	(882)
Net Income (Loss)	$(1,516)	$3,094	$1,578

Net Income (Loss) per share	$(0.07)	$0.14	$0.07

EBITDA margins were 14% in the fourth quarter of 2009 and 9% for the full year 2009, compared to 12% in both the fourth and full years [for 2008].

We’ve made a great deal of progress with respect to our capital structure in 2009. We opened the year with gross debt of $575 million. In March and April, we purchased an aggregate $37 million of our outstanding 8 1/8% notes at an average cost to the Company of $0.35 [on the dollar].

Of the total IPO proceeds of $127 million, which is before the incremental $11 million from the underwriters’ overallotment, which we received in January, we applied $100 million to lower our term debt. We opened in 2009 with a $50 million revolver draw, which we repaid, and we made $3 million of scheduled term loan payments during 2009. As a result then, the aggregate debt reduction year-on-year was $190 million.

We are and continue to be keenly focused on managing working capital. To that end, we lowered our global past-due receivables by more than half as of December 31, 2009, compared to where we ended 2008, while at the same time reducing our global day sales outstanding by an average of 3 days. Even though we increased our Isoprene Rubber inventory to meet demand until we replace the Pernis capacity, we managed to reduce global finished goods inventory on hand. In addition to the lower quantity, we benefited from lower feedstock costs and the associated impact on the carrying value of inventory. With all of those actions, we generated $30 million of cash flow from changes in working capital and other movements in assets and liabilities.

In order to preserve our favorable cost of debt financing, we extended our revolving credit facility from May 2011 maturity to a May 2013 maturity while at the same time, we increased the maximum availability under that facility to $80 million. The amendment increased the interest rate by 100 basis points, bringing it to LIBOR plus a margin between 3% and 3.5%, depending on our leverage ratio.

Before moving to the outlook, I want to make note that we ended the year comfortably and in compliance with all of our financial covenants.

We’re currently not planning on providing earnings guidance, but we did want to provide some insight into certain of our 2010 cash needs. First, our CapEx plan would be much in line with our 2009 capital spending. Our plans call for investment ranging from $50 million to $55 million per year. Current expectations are cash interest will be $20 million to $22 million year, and our contributions associated with various defined benefit pension plans, the largest one is a frozen planned, are currently estimated to be between $4 million and $5 million of cash, which is generally right in line with the expected P&L costs which will be in our pretax income of around $4 million. The cash restructuring requirements that we have shown here of $10 million represent the cost to exit the Pernis facility. Again, we accrued all those at the end of September, of which $7.5 million of that $10 million will be paid in the first quarter. Again, as I mentioned earlier, our expectation for an all-in book tax rate is in the 20% to 25% range, slightly different this year due to the mix of some foreign income. But again our estimate for 2010 calls for a tax rate, again, within that 20% to 25% range. With that, I would like to take the opportunity to turn the call back to Kevin.

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Thanks, Steve. While Kraton achieved significant accomplishments in 2009, for myself and on behalf of the entire Kraton global organization, let me just say we are happy to now be focusing our collective energy and resources on making 2010 a great year at Kraton. Let me share with you our business priorities for 2010.

First and foremost, earnings growth — we’re focused on returning our business to growth on virtually every key operating and profit metric we track and hold ourselves accountable to, specifically sales and innovation volume, revenue, contribution margin, gross margin, EBITDA, net income, cash flow and of course, where applicable, the requisite returns generated therefrom. We intend to accomplish this via the actions we have outlined for you today by pricing smart to preserve target margins and to ensure innovations being commercialized are appropriately compensating Kraton for the value being created; by focusing on customer needs and delivering superior value products and solutions that meet or exceed their increasing expectations; from our leadership position in developing economies of China, India, Brazil and Eastern Europe; and finally by being positioned for and capturing growth from that resulting from government stimulus spending.

Secondly, we believe innovation led topline growth must be and certainly is one of our top priorities to ensure, as the market leader, we will continue to grow profitably. As noted previously on numerous occasions, we view innovation as the key differentiator for Kraton in our markets, as we develop and commercialize new uses for our polymers and polymer solutions globally. Moreover, as we continue to succeed, thereby closing towards our vision 20/20 targets, not only will sales volume grow but the average margin in our sales mix could be (technical difficulty) as well, or at a minimum be preserved at or above our threshold targets. We must, therefore, continue to increase our velocity of innovation, leveraging both our innovation infrastructure, specifically our new innovation center west Houston, and the talented leaders we have recently added to our stand-alone global market development capability. It is our intention to make meaningful progress commercializing our five top innovation projects in 2010.

As discussed earlier in the call, we invested $53 million in CapEx 2009 despite great economic uncertainties. That we flawlessly executed our large capital program in 2009 provides us with confidence to fund a similar robust plan in 2010, highlighted by critical investment to transfer Isoprene Rubber manufacturing capacity in Belpre, Ohio the first half of 2011. We intend to expand our IR Latex manufacturing capacity at our Paulinia, Brazil plant to 2200 tons of annual capacity and, in addition, have planning underway to develop larger-scale capacity alternatives, given the growth profile of Kraton’s IR Latex business. We will also complete Phase 2 of our digital control system upgrade at our Belpre, Ohio manufacturing plant. Now, these and several other projects are expected to require $50 million to $55 million of capital spending in 2010. Our capital spending programs in both 2009 and now 2010 are evidence of our confidence in the attractive returns available for Kraton.

Finally, we will continue to invest in developing our leadership’s capabilities, including, as always, acquiring new expertise as opportunities so require. Specifically, in addition to enhancing market development, we’re implementing a new sales incentive compensation plan which better aligns our growth and margin goals with the key resources charged with implementation. Finally, we will underwrite a new position in 2010, that of Investor Relations. We look forward to introducing this person to you in the near future. We believe this new role well help communicate the successes we expect to deliver in the coming months and years.

We are confident these are the right priorities for Kraton and we’re excited about what we will accomplish in 2010.

Now, before I open the call for questions, if I could, I would like to acknowledge my fellow Kraton employees around the globe for their dedication and contributions to our Company. By all relative measures, 2009 was a successful year for Kraton. I’m confident in assuring our investors and lenders that 2010 will be successful in its own right with the quality talented people at Kraton “Making It Happen” each and every day.

We are now happy to open up the call up for questions.

Questions and Answers:

Operator

(Operator Instructions).

Kevin McCarthy—BAS-ML—Analyst

Good morning, gentlemen. Congratulations on getting out of the box well. Kevin, I was wondering if you could comment on volume trends that you’re saying across your key end use markets in the months of January and February, and how that would compare to what you would normally expect in terms of seasonal trends, taking into account Chinese New Year and Paving and Roofing seasonality and that sort of thing?

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Sure. First, let me just caveat by saying, as Steve noted in his comments, we’re not going to be given the kind of guidance that some companies — and you may be accustomed to with some companies. But let me just say, in terms of volume, that, looking back to the first quarter of 2009, we started to track very aggressively what was the trend associated with the recovery. Of course there was no recovery in the first quarter of 2009 but as the year progressed over the course of each successive quarter, there was evidence of recovery culminating with the 16% growth in volume that we posted in the fourth quarter. We would say that growth trend, if you will, is going to continue into the first quarter. I think I use words to describe it as similar double-digit growth in the quarter. Beyond that, I’m not prepared to give any specific reference to what that percentage could be.

But you know, to the second part of your question in terms of relative to seasonality, we would see no difference in terms of the way in which our business progresses, whereby second and third quarter typically is our higher volume season because of the effects of our Paving and Roofing industry.

Kevin McCarthy—BAS-ML—Analyst

Okay, fair enough. Then, Steve, I had a question for you regarding the depreciation and amortization level in the quarter. You mentioned you had some accelerated depreciation related to Pernis, Netherlands. What was the magnitude of that in the quarter, and what would you anticipate for a D&A run rate in 2010?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Yes, the fourth-quarter charge and depreciation for Pernis was $13.7 million. Our current view of depreciation, going forward, is more in line with historical $12 million to $14 million a quarter.

Kevin McCarthy—BAS-ML—Analyst

Okay, great. Last question, if I may? I guess, for Kevin, your Butadiene seems as though it has become structurally tighter in recent months, and I think some derivatives of butadiene are on allocation. Does Kraton have any products on allocation?

Perhaps you could comment more broadly on your view of that market and access to monomer-related price increases and so forth?

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Is David Bradley on the phone, able to take calls?

David Bradley—Kraton Performance Polymers LLC—COO

Yes, I am, Kevin.

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Okay, so let me just tee up this response and then, David, I’ll ask you to jump in to be more specific per Kevin’s question.

What we would say, in terms of these critical monomers — and critical monomers at Kraton we define by styrene, butadiene, and isoprene — is that there is no question, especially in the case of butadiene and isoprene, that supply availability has been and we believe will continue to be a critical driver of our success in terms of our ability to source A source and B source competitively, these monomers.

In the case of butadiene specifically, there has been some supply allocation on the part of some suppliers, which David can be more specific about. What we’re trying to do obviously in the way in which we are managing, therefore, is to want to ensure that the contract flexibility we have that we’re exercising our rights thereto; and secondly make sure that we have got diversification in the portfolio so as to make sure that any impact such as you describe are mitigated within our total global system.

Dave?

David Bradley—Kraton Performance Polymers LLC—COO

Yes, I would just add to that. Supply security is one of the key competitive advantages that Kraton offers its customer base. In 2009, we worked very hard on our contracting strategies when the market was not tight to better differentiate us on our purchasing capability of these monomers.

Right now, we do not have any products that we sell on allocation. We’re feeling, as most people are, the tightness of the general market. As you’ve mentioned, you can read in any of the public reports, [CMAI] or otherwise. We’re monitoring that situation very closely.

We do also carry an extended level of working capital that you can recognize from our balance sheet, to be able to, again, protect our customer interest to any short-term market trust.

Kevin McCarthy—BAS-ML—Analyst

Thank you, guys. I will pass it along to the next questioner.

Operator

Mike Sison.

Mike Sison—KeyBanc Capital Markets—Analyst

Hey guys. Congrats on a good start. In terms of the — for the outlook for sales, if the economy does start to improve, sort of a low growth type of recovery, what type of growth does this — do your end markets tend to support in that type of economic growth scenario?

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Mike, this is Kevin. Good morning to you and thank you. We would say that, first of all, again, I’m going to caveat my statement by saying we’re not going to be able to give you a definitive view on what we believe growth will be for Kraton this year, other than to say that we are focused on returning the Company to volumetric growth after 2009 that we just spent the last half hour talking about.

The reality is, however, that, as we think about Kraton and its growth potential, so much of what we do is driven by substitution type business. That gives us good confidence to look at growth rates that would be a multiple, i.e. 2 times that of GDP in kind of a steady-state trend line scenario.

As we think about this year specifically, needless to say we are looking at some of the other shorter-term drivers that we believe should have positive effects on the business, including such things as the stimulus package we spoke of, and then of course return to some level of normalcy in some of the industries that drive a portion of our growth, like construction, like automobile.

There is — like you, we try to track all of these different leading indicators to get a sense for what it means for our business. All I will tell you is obviously that 2010, at this point in the quarter, we have a much better view of the year than we would have said a year ago.

With that, I mean it is fair to say that — and the question has come up in the past, how big could volume be? All we can do is point to what had been our historical high-volume watermarks of 350 kt, 360 kt in the past. I don’t want you to take that to mean that Kraton has a view that we are going to achieve those high watermarks and 2010 in any respect.

Mike Sison—KeyBanc Capital Markets—Analyst

Got you. Then I’ve seen a good amount of price increase amounts from you guys. Are you seeing some support in those price increases? Can you just remind us a little bit what the lag is, relative to (inaudible) price increases and maybe just a quick view of what you think the increases in raw materials will be?

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

I think it would be good if you heard from David, our Chief Operating Officer, about specifically the strategy behind our price increasing relative to the trends in demand from our customers as well as trends in raw materials.

At the outset, Mike, I will just caution that — and as we said and maintain here, as the pricing leader that we are, we are making decisions about pricing based on our view on all of these dynamics that affect the value of Kraton, whether it is the nature of the product itself in terms of innovation grade and the value it is deriving down-stream, whether it is the unique supply/demand that might exist, whether it is the effect of raw material cost pressures pushing up against our margins. All of these things are taken into account internally.

As it pertains to what reaction we may be seeing in the marketplace, I don’t think Kraton will ever comment on that because, at the end of the day, in our market position, we need to do what we need to do for Kraton’s benefit. David?

David Bradley—Kraton Performance Polymers LLC—COO

Yes, I can answer the [big] question on lag. We typically give our customers a 30-day notification and we tend to move off of specific published data. So, on a typical cycle, you could assume our lag is about 30 days.

Mike Sison—KeyBanc Capital Markets—Analyst

Okay. Then in terms of cost savings, how much is expected to come in, in 2010 versus 2009, basically sort of the levels that should be incremental from a lot of the initiatives that you completed in 2009?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

It’s Steve. The biggest cost savings that we are achieving today is the $12 million on an annual basis that we’re saving – based on the exit of the Pernis site. So that’s going to be rolling through. And there’s an expectation that there’s another $3 million to $5 million that we’ll get from the SAP improvements. We have got about half of that in 2009. So we are getting — we expect another $3 million to $5 million coming through there. Those are the two big ones that we are currently thinking, so $15 million is what we’re talking targeting, $12 million and $3 million.

Operator

Bill Hoffmann.

Bill Hoffmann—RBC Capital Markets—Analyst

Good morning. A couple of different questions, the first one is — and thank you for some of this detail. But the emerging product business obviously showed some pretty good growth there. I just wonder if you could help us think about what kind of growth rates you think you might get out of that segment.

The second one is, in Paving and Roofing, and I wonder if David could give some (inaudible) quantification of how much volume you think was held back because of the paving markets in ‘09 and where it might go in 2010.

Then just the last thing is, Steve, you talked about the savings from Pernis closure. Does that start rolling in, in the first quarter, or how should we roll that into the numbers this year?

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

This is Kevin. I’ll ask help from the guys again, but the last question is the easiest one. The answer is yes because the costs were taken out and the plant was shut down at the end of ‘09. So — In terms of Paving and Roofing, I will ask David to respond there. In terms of the emerging businesses, you can — if you go back, I think you have a chance to review those slides again. You’ll see the growth trend that we had for 2009 versus 2008. We wouldn’t assume that that’s going to be the kind of year that we would expect going forward. Look at that five-year trend, and I think we would be comfortable that you would assume that five-year trend or four-year trend should continue at least through the investment period we spoke of.

The reality of that 2009 was a positive development, no question, but it had to do really with a new product launch of one of our major customers. Therefore, you get a step increase, and then it should go back to more of a trend line approach.

David, do you want to talk about the Paving and Roofing question?

David Bradley—Kraton Performance Polymers LLC—COO

Yes. Paving and Roofing is a tough question to answer just because a lot of it is tied to both (technical difficulty) the federal stimulus plan as well as asphalt prices and availability. Our early indications are that people are essentially expecting the government to be more efficient this year and allocating stimulus money to the states, which should have a positive effect on that portfolio segment for us. It is hard for us to predict actual volume because, between state budgets and the federal stimulus money, it’s hard to tell how many dollars will actually flow.

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Another thing to add, if I could, Bill, I think there is a constant tension that exists. We kind of reference it in our talking points, but there is a constant tension that exists at the state level, if I think about the US business for a second, vis-a-vis state budgets versus the stimulus spending. The idea of stimulus is to be on top of the typical state expected expenditure. Unfortunately, I think you’re bright enough to know that a lot of the states are using stimulus money to support their budgets because of underfunding at the state level. That’s why it’s always cautionary for us to assume that what looks to be a pretty robust number that gets added into the overall road infrastructure spend on any calendar year, whether it will all flow to additional sales or not.

So, we have this — and I’ll be honest. We have this constant tension internally as well about how do we plan around that, because this is a two-quarter business, primarily the [summer] paving months, that represents a season. Therefore, as David mentioned earlier, we have to have the inventory in place to satisfy that demand. Given the year we just came off of, and of course that is inventory that is shared with the roofing side of the business, we’re just going to be probably more conservative than a very robust, if you will, expectation of volume might suggest.

Bill Hoffmann—RBC Capital Markets—Analyst

Thanks. That was helpful. Just the last question with regards to the inventory increase in the fourth quarter — can we assume that there is — some of that is in — because all we can see really is dollars — but can we assume some of that is butadiene pre-buying and really the buffer, or is that some of that — your beginning of your normal seasonal inventory volume build?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Actually, on a — are you referring, Bill, to Q3 to Q4 or year-on-year?

Bill Hoffmann—RBC Capital Markets—Analyst

Q3 to Q4.

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Yes, Q3 to Q4 continued to ramp up of our IR production, which exceeded sales volumes as we were building up that IR. The balance of it was, frankly, getting ready for the first quarter and especially the later first quarter and first part of next year. I will say, though, that, on a full-year basis, my comments earlier regarding — even though we built some IR inventory, our total finished goods inventory on hand, in terms of quantity, was down about 8% year-on-year. So, the only thing that is different in the seasonal change in inventory is the IR build in the fourth quarter.

Bill Hoffmann—RBC Capital Markets—Analyst

Great. Thanks, Steve.

Operator

Edward Yang.

Edward Yang—Oppenheimer & Co.—Analyst

Hi, good morning. Congratulations. A couple of questions — first, on the model, in product orders, I believe you had, in your adjusted EBITDA calculation, a FIFO versus replacement cost spread adjustment. I was wondering. In this $35 million adjusted EBITDA number, did that include any such adjustments?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

It’s Steve. No, it is not. When we do, though, I can give you the specifics of that LIFO/FIFO spread. On a full-year basis, this is actually in the EBITDA reconciliation to net income in the material. In 2009, the spread between LIFO/FIFO was a charge or an expense. In 2009, it was a $13 million income, which we’ve not added back. In the fourth quarter, it was $2 million of expense in the fourth quarter the prior year. The bigger mismatch is really when you look at the full year. On a full-year basis, we had $18 million of higher costs in 2009. And in 2008, it was $37 million of lower costs, so a year-on-year affect on EBITDA of $55 million.

Edward Yang—Oppenheimer & Co.—Analyst

What was it for the fourth quarter, Steve?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

The fourth quarter, Ed, was a $13 million pickup in ‘09 and a $2 million expense in ‘08.

Edward Yang—Oppenheimer & Co.—Analyst

Okay, thanks. Just on the cost savings, I heard you say that $12 million from the Pernis shutdown — and what was the second piece? I think you said $3 million. What was that on?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

It’s the additional run rate savings will get from the ERP installation. We have eliminated an outsource partner that we had to have onboard to manage the legacy systems across the globe. That charge goes away. We have placed them with Center of Excellence SAP professionals that are going to manage all of that internally for us. The net of those two is about a $5 million to $6 million annual savings. We had about $3 million of it in 2009 and the rest will roll over in ‘10.

Edward Yang—Oppenheimer & Co.—Analyst

Okay. In the press release, you talk about ongoing cost saves of actually $5 million to $10 million from the new ERP system?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Yes, we firmly believe that, as we get further into this, that there will be efficiency improvements throughout the organization. We’re seeing a couple of things right now. You can’t put a dollar on being able to close our books quicker, but it’s being able to operate more effectively, more efficiently. Because it’s an integrated system, as you know, SAP touches far more than financial; it touches supply chain production, sales and marketing. So we’ve got a punch list of what we believe are realistic hard dollar savings. that is the upper end of the range. The lower end of the ranges is the hard dollar associated with the exit of that outsource partner.

Edward Yang—Oppenheimer & Co.—Analyst

What about the Belpre control room upgrade, how much do you expect to save on that in 2010?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

There is not — I’ll turn this over to David for perhaps a little more color. But again, to remind everybody, it is a four phase project.

We’re going through it very, very, very systematically at the plant. This is only Phase 2. Our current expectation is there no meaningful cost out yet associated with that project coming in 2010.

Edward Yang—Oppenheimer & Co.—Analyst

I’m sorry, was David going to add to that?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

No.

David Bradley—Kraton Performance Polymers LLC—COO

No, he said it all.

Edward Yang—Oppenheimer & Co.—Analyst

Okay. Just I know both you and Kevin have said that you’re not going to give very detailed guidance on 2010. But if I were to build a bridge from what you reported in the fourth quarter to 2010, it would be fair to say that fourth quarter and first quarter are seasonally weaker for you, but you did $35 million this quarter. If you annualize that, that gives you to $140 million in EBITDA and then you would add, what, $14 million in incremental cost saves that you pointed out, $15 million to maybe $17 million. That would get you to about $157 million of EBITDA. Would that be kind of a baseline scenario, assuming no further volume or price improvement?

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

This is Kevin. You answered the question by the way you started. We’re not going to get in any details around forecasting 2010 that would yield a guidance prospectus. Obviously, we’re pleased with the fourth quarter, $35 million of adjusted EBITDA reflecting a combination of a lot of hard work by a lot of people, combined with some nice signs of volumetric recovery. You categorized Kraton very well in saying the first and the fourth are typically our softer quarters, second and third stronger because of the seasonality in the Paving and Roofing business. But beyond that, we’re not prepared to say any more detail.

Edward Yang—Oppenheimer & Co.—Analyst

Okay, fair enough. Thank you, Kevin.

Operator

John McNulty.

Tiffany Teitel—Credit Suisse—Analyst

This is Tiffany Teitel sitting in for John. Can you comment on the trends you are seeing across the different geographies?

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

David, do you to take this one?

David Bradley—Kraton Performance Polymers LLC—COO

Yes, sure. You know, I think the trends that we see in the business across the different geographies are reflective of the (technical difficulty) macroeconomic environment. Obviously, our businesses (technical difficulty) end use applications. If you look across all of our end usage, you would typically see what you would expect in the geographic regions with — your developed economies, the US and Europe, generally being slower growing than the higher-growth regions that Kevin had referenced earlier around the BRIC countries.

As we look going forward, what we’re focused on is innovating in those countries that are really pushing the envelope and a lot of that work is going on in developed economies. So our expectation is that we will continue to see the benefits of those emerging markets.

Tiffany Teitel—Credit Suisse—Analyst

Okay, great. Thank you.

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Tiffany, the only thing I would add is, needless to say, as we look around the globe at some of our foundation regions, I would like to say Europe is probably the one that — just like you were keeping the closest eye on in 2010 just to make sure that nothing takes us by surprise in terms of overall consumer demand that moves upstream as you think about our business.

Operator

Paul Mann.

Paul Mann—Morgan Stanley—Analyst

I just have got a few questions. You’ve done a very good job of obviously discretionary costs in terms of SG&A and R&D in 2009. How should we look at your budgets for 2010? Obviously, a lot of the SG&A came from a decline in — or low incentive compensation costs. Could these creep back in, in the future. Then secondly, I was thinking about IR Latex. That almost doubled in 2009. I understand there is obviously a very large order there. But how much capacity have you stored? Or how much volume have you stored for 2011 or say 2010? How big could this product be in 2010, based on what you’ve — on the material you’ve got stored?

Then just thinking about FIFO/LIFO adjustment — it is about $13 million in the fourth quarter. Based on where raw material costs are now and you selling prices are now, would you expect that to be larger or smaller than in the first quarter of 2010? Thanks so much.

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Paul, it’s Steve. I’m going to try real hard to capture all of that, and maybe you will have to jump back in.

To comment first on SG&A and R&D, I just want to react to one point you made on the cost cutting discretionary. We certainly take a hard look at our cost structure routinely. The change, though, from 2008 to 2009 was more about lower restructuring costs, that is less activity in the restructuring front in 2009 and 2008, as well as, as you indicated, a decline in incentive compensation from what was essentially, as we have disclosed, about a 2 times base payout in 2008 commensurate with performance to 0 accrued in these numbers for 2009, again commensurate with the performance against our EBITDA target.

We do plan to — for an incentive compensation program every year. As I mentioned with 2X being in the $17.5 million range as we have disclosed, an number, about half of that is a reasonable expectation.

But as far as other cost cuts going forward, we are, frankly, happy with 2% of R&D and SG&A of 2% of sales in the R&D area. We, frankly, as opportunities arise, we’re happy to fund more R&D to the extent it provides overall value creation.

On the SG&A front, as Kevin mentioned, we will be adding some critical capabilities back, but those in the aggregate are not really material year-on-year. The single biggest thing would be we certainly would expect a self-funded ICP plan in 2009. The plan is very similar to what we have had in prior years. That is, in fact, it needs to be self-funding. It is based off largely EBITDA and some other financial metrics.

On the IR Latex inventory, I would just not give the quantities of isoprene rubber we have stored up but continue to reiterate that. We fully have two years of rubber on hand to support demand. We believe that gives us six months of cushion around the projected June/July 2011 start up of a new facility in Belpre. So we feel comfortable that we have enough. Again, I would not like to give those — that inventory quantity out at this point.

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Let me add there that a large portion of that rubber is for the latex itself, but we also sell Isoprene Rubber stand-alone in quantities as well, specifically in some adhesive applications. That is something that we continue to plan for. Therefore, when Steve makes a comment that we have got ample for two years, that is all taken into account.

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

There is a third question, I apologize.

Paul Mann—Morgan Stanley—Analyst

Just on — the FIFO/LIFO adjustment in Q4 was I think $13 million based on where raw material costs are now and on where your current pricing is. Would you expect that adjustment to be larger or smaller than Q1?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

As you know, that number will move around based on volatility of feedstocks. Although we’re seeing some recent tick up in pricing in the market, they have been much less dramatic than what we saw through certainly 2008 and even as we enter the back half of 2009, the cost of (inaudible) you can look at CDAIs has been inching up since the end of the year, but it hasn’t been so dramatic.

Where we’re really exposed on that’s FIFO/LIFO, either on the upside or downside, is when two things happen. Volatility in overall price and then dramatic volatility in overall price — and we’re not seeing either of those to the magnitude we saw in 2009 currently.

Paul Mann—Morgan Stanley—Analyst

Okay, thanks so much.

Operator

David Rosenberg.

David Rosenberg—Stifel Nicolaus—Analyst

Good quarter. A quick question I had is that, last year and around this fourth quarter, you guys publicly announced you had reduced capacity utilization to about 50%. I was wondering if you could kind of update us to where you are now that volumes have improved significantly?

David Bradley—Kraton Performance Polymers LLC—COO

Yes, again, this is David. You know, capacity utilization for us is not a critical measurement because we are out to the market and serving essentially our customer demand through our broad (inaudible) line. With that said is you can track our volumes from the fourth quarter of last year and get to an estimated utilization for the fourth quarter of 2010 — or 2009.

David Rosenberg—Stifel Nicolaus—Analyst

Okay, that’s all I had. Thanks.

Operator

Andrew Cash.

Andrew Cash—UBS—Analyst

I just wanted to ask you just to clarify — I heard you say that your adjusted earnings per share was $0.07. Is that what I heard?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Yes2. The way you get there, Andrew, is the adjustments that we made to the restructuring and related type charges that we’ve disclosed are around $3.1 million or so in the quarter. The sponsor fees, restructuring and some non-cash items, they total $3 million. Because they were all in the United States where we are not a taxpayer, that change to pretax is going to roll all the way to net income, so the loss changes from a loss of $1.5 million to income of $1.6 million.

Andrew Cash—UBS—Analyst

That explains the $14.7 million in accelerated D&A associated with Pernis, doesn’t it?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

No, I have not made that adjustment in the $0.07 a share.

Andrew Cash—UBS—Analyst

Okay, so if you — on an ongoing basis though, you would adjust for that? So of the $13.7 million, how much of that would be tax deductible?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

The Netherlands corporate tax rate is 25.5%.

Andrew Cash—UBS—Analyst

So, all $13.7 million would be tax-deductible?

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Yes. For our book purposes, yes.

[2]	For a reconciliation of adjusted earnings per share to earnings per share, see footnote 1, above.

Andrew Cash—UBS—Analyst

Right, so if you add that back, meaning you get a much higher adjusted earnings number. It’s certainly not $0.07.

Steve Tremblay—Kraton Performance Polymers LLC—VP, CFO

Correct.

Kevin Fogarty—Kraton Performance Polymers LLC—President, CEO

Well, again, as I open up my comments, we welcome our new investors to our lenders who have been with us for some time. We’re very proud of what we’ve accomplished in 2009. We look forward to 2010. Since it is now the first week in March, I suspect we will be talking again in just a little under two months as we report our first-quarter earnings. Until that time, rest assured that it’s business and focus here at Kraton.

Thank you very much for everybody’s time. On behalf of all of us at Kraton, welcome.

Operator

That does conclude the call for today. You may disconnect your phone lines at this time.

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